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                                                                    EXHIBIT 10.1



           STEWART INFORMATION SERVICES CORPORATION AND SUBSIDIARIES

                               MATERIAL CONTRACTS
                               DECEMBER 31, 1995


For 1996, Executive Compensation from all Stewart Companies, including base salaries and any bonus payments, for any officer listed within unless otherwise noted in the body of this report, shall not exceed $290,000.

STEWART MORRIS, JR., as Chairman of the Board, shall receive in addition to his salary, 1% of the consolidated income before taxes of Stewart Title Guaranty Company as reported to its shareholders. For the calendar year 1995, Mr. Morris received $117,790 in bonus compensation. Total compensation shall exclude payments made by the company for insurance premiums, board fees or stock options granted.

MALCOLM S. MORRIS, as President and Chief Executive Officer, shall receive in addition to his salary, 1% of the consolidated income before taxes of Stewart Title Guaranty Company as reported to its shareholders. For the calendar year 1995, Mr. Morris received $117,790 in bonus compensation. Total compensation shall exclude payments made by the company for insurance premiums, board fees or stock options granted.

CARLOSS MORRIS, as Chairman of the Executive Committee, shall receive in addition to his salary, 3% of the consolidated net income of Stewart Title Guaranty Company as reported to its shareholders. For the calendar year 1995, Mr. Morris received $160,000 in bonus compensation. Total compensation shall exclude any insurance premiums, board fees or stock options granted.

STEWART MORRIS, as Vice Chairman of the Executive Committee, shall receive in addition to his salary, 3% of the consolidated net income of Stewart Title Guaranty Company as reported to its shareholders. For the calendar year 1995, Mr. Morris received $160,000 in bonus compensation. Total compensation shall exclude any insurance premiums, board fees or stock options granted.